Zion Oil Announces that Drilling Operations have Commenced

Dallas, Texas and Caesarea, Israel – May 4, 2009 - Zion Oil & Gas, Inc. (NYSE Amex: ZN) announced today that drilling operations have begun on its Ma'anit-Rehoboth #2 well.

A 2,000 horsepower drilling rig is being used to drill Zion’s Ma’anit-Rehoboth #2 well ‘directionally’ to the Triassic Formation (down to a depth of 15,400 feet) and then, it is planned, to the Permian Formation (down to a depth below 18,000 feet). The rig will operate on a 24 hour basis utilizing two drilling crews on 12 hour shifts. Samples are being collected and stored and are being analyzed continuously on site for hydrocarbon content.

For updates on the drilling activity please visit Zion’s website “www.zionoil.com”.

Zion currently holds two petroleum exploration licenses, the Joseph and Asher-Menashe Licenses, between Netanya on the south and Haifa on the north, covering a total of approximately 162,000 acres. Zion has applied for a further permit area (tentatively named by Zion the Issachar-Zebulun Permit Area) and the application, if granted, will increase Zion’s total license area to over 400,000 acres.

Zion’s Chief Executive Officer, Richard Rinberg, said today, “This is a very exciting time for our organization and our shareholders, as this project has the potential to significantly increase Israel's onshore energy resources. As deep as this well will be drilled, so is our conviction that we will be granted success.”

Zion’s common stock trades on the NYSE Amex under the symbol “ZN” and Zion’s warrants trade under the symbol “ZN.WS”.

Zion Oil & Gas, Inc., a Delaware corporation, explores for oil and gas in Israel in areas located onshore between Tel-Aviv and Haifa.

FORWARD LOOKING STATEMENTS: Statements in this press release that are not historical fact, including statements regarding Zion’s planned operations, drilling efforts and potential results thereof and plans contingent thereon, are forward-looking statements as defined in the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas will send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466).

Zion’s homepage may be found at: www.zionoil.com

Contact:
Zion Oil & Gas, Inc.
Brittany Russell, 214-221-4610
dallas@zionoil.com